Exhibit 10.34

December 1, 2006

Gene S. Godick

120 Clover Leaf Lane

North Wales PA 19454

Re:	Termination Letter Agreement (this “Agreement”)

Dear Gene,

As we have discussed, Verticalnet, Inc. (the “Company”) acknowledges receipt of your resignation. Pursuant to Section 10 of the Employment Agreement between you and the Company dated February 5, 2003, as amended (the “Employment Agreement”), your voluntary termination of employment is a termination of the Employment Agreement and your employment with the Company will terminate as of the close of business on November 30, 2006 (the “Termination Date.”)

Effective November 30, 2006, you will no longer be the Executive Vice President and Chief Financial Officer of the Company, or hold any other office within the Company, or be an officer or director of any subsidiary of the Company and this Termination Letter Agreement will serve as your resignation from all such positions effective as of that date.

In the hope of easing your transition to other employment, the Company offers the following benefits in exchange for your execution of the attached Full Release and Release of Claims (the “Mutual Release”):

1.	A termination payment equal to one (1) month base pay, less applicable federal, state and local tax deductions. This payment will be made at the same time as the Company’s regular payroll on December 15, 2006 and December 31, 2006. In consideration thereof, during the period beginning on December 1, 2006 and ending December 31, 2006, you will provide any transitional services which the Company may reasonably request.

2.	Continued health care benefits, including dental, vision and disability, at your current contribution rate through December 31, 2007. Please note that this benefit is subject to your completion of the COBRA forms and otherwise complying with COBRA, and the Company’s share of the COBRA benefit will be reimbursed to you upon receipt of your payment to ARC (our COBRA administrator).

3.

The accelerated vesting of your grants of restricted stock. The previous grants of restricted stock set forth on the attached Exhibit A will vest on the Termination Date and will be distributed to you on December 10, 2006. In addition, all vested but undistributed shares will also be distributed on December 10, 2006. Because the Company is obligated to withhold the income tax that would be payable by you on the date of vesting (the “Withholding”), and because you are obligated to pay the

Gene S. Godick

December 1, 2006

Company the par value of each share of stock ($0.07) that is vested (the “Par Value”), you agree that by signing the Mutual Release, you authorize the Company’s brokers to sell, on your behalf, a sufficient number of such vested shares to reimburse the Company for the Withholding and the Par Value. At your option, you may pay the Withholding and Par Value directly to the Company. You will remain subject to the Black-Out Period for trading of Verticalnet securities until such Black-Out Period is ended for executive officers of the Company in accordance with the Verticalnet Insider Trading Policy.

4.	The Company will indemnify you and otherwise provide you with the benefits of the indemnification provisions of the Company’s Articles of Incorporation and By-Laws (and other corporate instruments or resolutions providing greater benefits) as in effect on November 30, 2006.

5.	The Company will continue your Company e-mail account until March 31, 2007, or such longer period of time as we may agree.

6.	The Company will permit you to retain your office chair.

7.	The Company agrees that it will provide to any prospective employers your dates of employment, positions held and confirmation of your final salary, if the prospective employer already has that salary information. Any requests to the Company or any of its officers or directors for a personal reference will be directed to me, and I will provide a positive reference about your employment with the Company and your service as an officer of the Company.

In addition, we have agreed to enter into a separate consulting arrangement beginning January 1, 2007 in a form substantially similar to the form attached hereto as Exhibit B.

Please do not hesitate to contact me if you have any questions regarding this matter.

I wish you the best in all your future endeavors.

Verticalnet, Inc.

/s/ Nathanael V. Lentz

Nathanael V. Lentz
President and CEO

cc:	Jon Cohen
Michelle Jiosne, Doherty Employment Services

Enclosures:	Exhibit A - Accelerated Vesting of Restricted Stock
Exhibit B - Form of Consulting Agreement
Full Waiver and Release of Claims

Exhibit A

Accelerated Vesting of Restricted Stock

Grant Date	Amount
February 10, 2004	1,373
May 5, 2005	1,396
September 8, 2005	1,675

Exhibit B

Form of Consulting Agreement

FULL WAIVER AND RELEASE OF CLAIMS

In exchange for the benefits set forth in the Termination Letter Agreement dated December 1, 2006, I, Gene S. Godick, hereby release, remise and forever waive any and all claims which I may have against Verticalnet, Inc., its parents, subsidiaries, affiliated businesses and divisions (collectively, the “Company”), or its or their directors, officers, employees, or agents (hereinafter collectively referred to as “Releasees”), arising out of my employment with the Company or the termination of that employment.

1.	This Release applies to any and all claims, suits, damages, liabilities, demands and causes of action, whether known or unknown, existing or contingent, or whether at law or equity, arising out of my employment with the Company or the termination of that employment (hereinafter collectively referred to as “Claims”), including, but not limited to claims that may arise under or pursuant to the following:

•	Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (“ADEA”),

•	The Older Workers’ Benefit Protection Act,

•	Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.,

•	The Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.,

•	The Fair Labor Standards Act,

•	The Employee Retirement Income Security Act of 1974,

•	The Family and Medical Leave Act of 1993, and

•

Any other federal, state or local statutory, constitutional or common law now existing or hereinafter recognized including, but not limited to, any claims for attorneys’ fees and costs incurred by me or on my behalf.

2.	I agree and understand that the Releasees do not have any obligation to provide me with any future payments, benefits, or considerations other than those provided in this agreement. I further agree that my employment relationship with the Company is terminated and the Releasees have no obligation, contractual or otherwise, to hire, rehire, or re-employ me in the future.

3.	I acknowledge that:

a)	I have been advised in writing to consult with an attorney prior to signing this Release;

b)	I have been given twenty-one (21) days to consider this Release;

c)	I may revoke this Release for a period of seven (7) days following the date I sign it by submitting written notice of my revocation to Christopher G. Kuhn, General Counsel, at 400 Chester Field Parkway, Malvern, PA 19355;

d)	If not revoked, this Release shall become effective and enforceable against me upon expiration of this revocation period;

e)	The Additional Benefits described in the Termination Letter Agreement (i) exceed the benefits that would normally be received by an employee employed or terminated by the Company, (ii) exceed what I would otherwise have been entitled to, and (iii) are in exchange for signing this Release.

4.	I agree that I have not and will not communicate or disclose the existence or terms of this Release or the additional benefits I have or shall receive to any person other than members of my immediate family, my personal accountants, attorneys, or tax auditors, each of whom shall be informed by me of the highly confidential nature of this Release.

5.	I also agree not to make any disparaging remarks or statements regarding the Company’s products, business practices, operations, or the professional careers and/or personal lives of any Company employee or any other Releasee to any person or entity, except as may be required by law. I further represent that as of the date I sign this Agreement and Release, I have not disparaged or subverted the business practices, operations, professional careers and/or personal lives of any Releasee.

6.	In further consideration of the Company’s obligations under this Agreement and Release, I reaffirm my agreement to be bound by the terms of the EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION AND NON-COMPETITION AGREEMENT dated January 31, 2003 (the “Confidentiality and Non-Competition Agreement”).

7.	With respect to any and all inventions, discoveries, ideas, and/or improvements created, conceived, or developed by me (whether alone or in combination with others) at any time during my employment by the Company with respect to any field in which the Company has operated or in which the Company is likely to operate in the future (Inventions):

8.	I acknowledge and agree, at no cost to the Company, to execute any and all documents that the Company deems necessary to obtain, maintain, and/or enforce its rights in such Inventions including, but not limited to, any patent applications that the Company elects to file in all countries in the world and any assignments related thereto and, at no cost to the Company, to fully cooperate with the Company in the obtaining, maintaining, and enforcement of any intellectual property protection sought or obtained for such Inventions including, but not limited to, providing documents, data and testimony required to obtain, maintain, and/or enforce such rights; and,

9.	I further acknowledge and agree not to file any patent applications relating to such Inventions without first obtaining an express release from a duly authorized representative of the Company.

10.	I agree to complete the attached Employee Proprietary Materials Disclosure Form and return it with this executed Release, even if I have nothing to disclose.

11.	By my signature below, I certify that I do not have in my possession, nor have I deleted, destroyed or otherwise failed to return any devices, records, data, notes, reports, proposals, lists, software, hardware, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any of these items belonging to the Company which were in my possession or to which I had access.

12.	This Release shall be construed in accordance with the internal laws, and not the law of conflicts, of the Commonwealth of Pennsylvania.

13.	This Release shall be binding upon me, and my heirs, administrators, representatives, executors, and assigns and shall inure to the benefit of the Company and any of its successors or assigns.

14.	I hereby authorize the Company’s brokers to sell, on my behalf, a sufficient number of such vested shares to reimburse the Company for the total amount of (i) income tax that would be payable by me on the date of vesting of such restricted stock, and (ii) the par value of each share of stock ($0.07 per share) that has so vested.

I HAVE CAREFULLY READ THIS ENTIRE DOCUMENT. I UNDERSTAND THAT BY SIGNING THIS DOCUMENT, I AM WAIVING ALL CLAIMS RELATING TO MY EMPLOYMENT WITH THE COMPANY AND THE TERMINATION OF THAT EMPLOYMENT. I ACKNOWLEDGE THAT I HAVE HAD A FULL AND FAIR OPPORTUNITY TO REVIEW THIS WAIVER WITH MY LEGAL COUNSEL, THAT I AM NOT RELYING ON ANY REPRESENTATIONS MADE BY THE COMPANY, ITS AGENTS, REPRESENTATIVES, OR ATTORNEYS OTHER THAN THOSE CONTAINED HEREIN, AND INTENDING TO BE LEGALLY BOUND HEREBY, I HAVE ENTERED INTO THIS WAIVER VOLUNTARILY.

You should consult with an attorney prior to signing this document.

I have signed this WAIVER AND RELEASE this          day of                     , 2006.

Employee Signature:
Gene S. Godick
Home Email Address:

Effective on the Termination Date, but conditioned upon your not exercising your right of revocation as set forth under Paragraph 4 hereof, the Company hereby releases (and the Company will cause its parent, subsidiaries, affiliated businesses and divisions, directors, officers, employees and agents to release) you, your heirs, personal representatives and assigns from any and all claims which the Company may have, arising out of your employment with the Company, to the extent reasonably known by the Company at the Termination Date, other than claims arising under this Agreement and the Confidentiality and Non-Competition Agreement. The Company shall instruct its officers and directors to not make any disparaging remarks or statements regarding you, your employment with the Company or your professional career and/or personal life, except as may be required by law.

VERTICALNET, INC.

By:
Name:
Title:
Date: